Exhibit 99.1

[LETTERHEAD OF PEREGRINE SYSTEMS]

Peregrine	News Release

PEREGRINE SYSTEMS® RECEIVES NOTIFICATION FROM FORMER ACCOUNTANTS

Investor Relations
Contact:

Kate Patterson
Peregrine Systems, Inc.
(858) 794-7561
kate.patterson@peregrine.com

 Media Relations
Contact:

MeeLin Nakata
Peregrine System, Inc.
(858) 720-5609
meelin.nakata@peregrine.com

SAN DIEGO, May 24, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN) announced today that Arthur Andersen LLP has notified the company's board of directors that as a result of the company's press release of May 23, 2002, the financial statements of Peregrine and related audit reports for fiscal 2001 and 2000, and the unaudited financial statements for the first three quarters of fiscal 2002, should not be relied upon. Arthur Andersen's notification to Peregrine was made in accordance with American Institute of Certified Public Accountants' formal audit standards.

Arthur Andersen's engagement as the company's independent auditors was terminated in April. Peregrine believes that the notification provided by Arthur Andersen is consistent with the company's press release of May 23, 2002 announcing Peregrine's intent to restate its financial statements for the periods identified by Arthur Andersen in its notification.

 About Peregrine
Founded in 1981, Peregrine provides Infrastructure Management solutions, which enable companies to achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Headquartered in San Diego, Calif., Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime/anywhere access to these enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. Peregrine also provides integration and adapter technology to allow its Infrastructure Management solutions to interoperate with other enterprise applications both inside organizations and between organizations. For more information, visit Peregrine's Web site at www.peregrine.com.

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Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.